Exhibit 99.1

GOLDEN ENTERTAINMENT REPORTS 2020 FIRST QUARTER RESULTS

-Q1 Results Negatively Impacted by Mandated Closure of All Operations in March

-Cash Outlays Significantly Reduced to Preserve Liquidity

-Revolver Fully Drawn in March to Create Over $300 million Cash Position

-	Montana Distributed Gaming Operations Reopened May 4th Statewide

LAS VEGAS – May 7, 2020 – Golden Entertainment, Inc. (NASDAQ:GDEN) (“Golden Entertainment” or the “Company”) today reported financial results for the first quarter ended March 31, 2020.

Blake Sartini, Chairman and Chief Executive Officer of Golden Entertainment, commented, “The COVID-19 pandemic forced the mandated closure of all our operations beginning in mid-March, and continues to have an unprecedented impact on our business and the gaming and entertainment industry in general. This is reflected in our first quarter financial results, notwithstanding our significant year-over-year growth through February prior to the suspension of our operations. Since the closures, we have focused on supporting our team members, staying connected to our customers, and working to establish appropriate sanitation protocols to offer a safe environment when we are allowed to reopen.

“In order to preserve the Company’s liquidity and position ourselves to withstand the ongoing interruption to our operations, we reduced our cash operating expenses, deferred all capital expenditures and drew down our $200 million availability under our revolving credit facility. The actions that we have taken since the closure of our operations have positioned Golden Entertainment to withstand the current disruption in our business for the foreseeable future.

“Over the last several years we have executed on a strategic plan to put the Company on a path for long-term growth. This plan included capital investment to renovate and reposition The STRAT, accretive acquisitions that have grown our market share in Laughlin, pursuing new distributed gaming markets, and the introduction of our True Rewards one-card loyalty program. Our current cash position, capital structure with no near-term debt maturities, and diverse operations of wholly-owned casinos and distributed gaming operations across multiple jurisdictions will position Golden Entertainment favorably to achieve long-term success as we are allowed to reopen our properties.

“Finally, I want to extend my deepest sympathies to those whose health or livelihood has been directly affected by COVID-19, as well as acknowledge our great appreciation for all the healthcare providers, first responders and other essential workers whose efforts are keeping our communities safe and healthy.”

Consolidated Results

The Company reported 2020 first quarter revenues of $207.2 million compared to $239.9 million in the first quarter of 2019. Net loss for the first quarter of 2020 was $32.6 million, or a loss of $1.17 per share, compared to a net loss of $8.0 million, or $0.29 per share, in the first quarter of 2019. Adjusted EBITDA was $30.3 million for the first quarter of 2020 compared to $48.4 million for the first quarter of 2019.

Casinos

Casino revenues were $128.0 million in the first quarter of 2020 compared to $151.4 million in the first quarter of 2019. Casino Adjusted EBITDA was $31.8 million compared to $46.6 million in the first quarter of 2019.

Distributed Gaming

Distributed Gaming revenues for the first quarter of 2020 were $79.0 million compared to $88.4 million in the first quarter of 2019. Distributed Gaming Adjusted EBITDA was $7.1 million compared to $13.5 million in the first quarter of 2019.

Balance Sheet Highlights

As of March 31, 2020, the Company had cash and cash equivalents of approximately $302 million, including $200 million drawn from the Company’s revolving credit facility on March 16, 2020. Total debt on March 31 was $1.36 billion including the revolver draw.

Capital Expenditures

Capital expenditures in the first quarter of 2020 totaled $18.5 million, including payments of approximately $12 million related to renovations at The STRAT that were completed in December 2019. The total cost of renovations for The STRAT since June 2018 totals approximately $101 million.

Investor Conference Call and Webcast

The Company will host a webcast and conference call today May 7, 2020 at 4:30 p.m. Eastern Time, to discuss the first quarter 2020 results. The conference call may be accessed live over the phone by dialing 844/465-3054 or for international callers by dialing 480/685-5227; the passcode is 8235915. A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing 855/859-2056 or 404/537-3406 for international callers; the passcode is 8235915. The replay will be available until May 10, 2020. The call will also be webcast live through the “Investors” section of the Company’s website, www.goldenent.com. A replay of the audio webcast will also be archived on the Company’s website, www.goldenent.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. Forward-looking statements in this press release include, without limitation, statements regarding: the impact of the COVID-19 pandemic on our business; future financial and operating results; and the Company’s plans, strategic priorities, objectives, expectations, intentions. Forward-looking statements are based on our current expectations and assumptions regarding the Company’s business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially include: the uncertainty of the extent, duration and effects of the COVID-19 pandemic and the response of governments, including government-mandated closures or travel restrictions; the Company’s ability to realize the anticipated cost savings, synergies and other benefits of the American and Laughlin transactions and its other acquisitions, and integration risks relating to such transactions; changes in national, regional and local economic, political and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including the Company’s Chief Executive Officer, President and Chief Financial Officer, and Chief Operating Officer); the level of the Company’s indebtedness and the Company’s ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions; the effects of environmental and structural building conditions; the effects of disruptions to the

Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and most recent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA, which measure the Company believes is appropriate to provide meaningful comparison with, and to enhance an overall understanding of, the Company’s past financial performance and prospects for the future. The Company believes Adjusted EBITDA provides useful information to both management and investors by excluding specific expenses and gains that the Company believes are not indicative of core operating results. Further, Adjusted EBITDA is a measure of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the gaming industry. Other companies in the gaming industry may calculate Adjusted EBITDA differently than the Company.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. Reconciliations of Adjusted EBITDA to net income (loss) are provided in the financial information tables below.

The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, impairment of goodwill, acquisition and severance expenses, preopening and related expenses, asset disposals and other writedowns, share-based compensation expenses, change in fair value of derivative, and other gains and losses. Adjusted EBITDA for a particular segment or operation is Adjusted EBITDA before corporate overhead, which is not allocated to each segment or operation. The Company defines “Preopening and related expenses” as inclusive of rent, organizational costs, non-capital costs associated with the opening of tavern and casino locations, and expenses related to The STRAT rebranding and the launch of the True Rewards loyalty program.

About Golden Entertainment, Inc.

Golden Entertainment owns and operates gaming properties across two divisions – casino operations and distributed gaming. Golden Entertainment operates approximately 17,600 slots, 150 table games, and 7,300 hotel rooms. Golden Entertainment owns ten casino resorts – nine in Southern Nevada and one in Maryland. Through its distributed gaming business in Nevada and Montana, Golden Entertainment operates video gaming devices at over 1,000 locations and owns over 60 traditional taverns in Nevada. Golden Entertainment is also licensed in Illinois and Pennsylvania to operate video gaming terminals. For more information, visit www.goldenent.com.

Contacts
Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Joseph Jaffoni, Richard Land, James Leahy
President and Chief Financial Officer	JCIR
702/893-7777	212/835-8500 or gden@jcir.com

Golden Entertainment, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenues
Gaming	$127,215	$143,792
Food and beverage	41,547	49,758
Rooms	25,605	31,287
Other	12,790	15,055
Total revenues	207,157	239,892
Expenses
Gaming	78,112	82,348
Food and beverage	34,887	38,214
Rooms	13,955	14,401
Other operating	5,127	6,434
Selling, general and administrative	47,610	56,947
Depreciation and amortization	31,156	27,265
Impairment of goodwill	6,461	—
Acquisition and severance expenses	2,976	1,544
Loss on disposal of assets	589	247
Preopening expenses	105	778
Total expenses	220,978	228,178
Operating (loss) income	(13,821)	11,714
Non-operating income (expense)
Interest expense, net	(18,746)	(18,135)
Change in fair value of derivative	(1)	(2,248)
Total non-operating expense, net	(18,747)	(20,383)
Loss before income tax (provision) benefit	(32,568)	(8,669)
Income tax (provision) benefit	(52)	651
Net loss	$(32,620)	$(8,018)

Weighted-average common shares outstanding
Basic	27,930	27,570
Dilutive impact of stock options and restricted stock units	—	—
Diluted	27,930	27,570
Net loss per share
Basic	$(1.17)	$(0.29)
Diluted	$(1.17)	$(0.29)

Golden Entertainment, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended March 31, 2020
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Total Revenues	$114,899	$13,071	$62,123	$16,861	$203	$207,157

Net income (loss)	$(4,431)	$1,493	$874	$(270)	$(30,286)	$(32,620)
Depreciation and amortization	23,674	1,039	3,985	1,880	578	31,156
Impairment of goodwill	6,461	-	-	-	-	6,461
Acquisition and severance expenses	2,262	155	462	16	81	2,976
Preopening and related expenses	225	-	-	-	105	330
Asset disposals and other writedowns	621	6	(19)	(19)	-	589
Share-based compensation	-	-	-	-	2,246	2,246
Other, net	47	-	197	-	113	357
Interest expense, net	244	1	14	1	18,486	18,746
Change in fair value of derivative	-	-	-	-	1	1
Income tax provision	-	-	-	-	52	52
Adjusted EBITDA	$29,103	$2,694	$5,513	$1,608	$(8,624)	$30,294

	Three Months Ended March 31, 2019
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Total Revenues	$135,629	$15,745	$71,405	$16,952	$161	$239,892

Net income (loss)	$19,862	$2,827	$7,032	$574	$(38,313)	$(8,018)
Depreciation and amortization	20,689	954	3,723	1,606	293	27,265
Acquisition and severance expenses	286	-	13	13	1,232	1,544
Preopening and related expenses	1,654	-	566	-	12	2,232
Asset disposals and other writedowns	256	-	-	(9)	390	637
Share-based compensation	11	-	5	-	4,168	4,184
Other, net	11	-	-	-	853	864
Interest expense, net	50	2	15	1	18,067	18,135
Change in fair value of derivative	-	-	-	-	2,248	2,248
Income tax benefit	-	-	-	-	(651)	(651)
Adjusted EBITDA	$42,819	$3,783	$11,354	$2,185	$(11,701)	$48,440